EXHIBIT 4.1

SYSTEM MANAGEMENT ARTS INCORPORATED

1993 Stock Option Plan

1.	Statement of Purpose.

     The purpose of this Stock Option Plan (the “Plan”) is to induce key personnel, including employees, directors, independent contractors, and other persons rendering valued services, to remain in the employ or service of System Management Arts Incorporated (the “Corporation” and, together as a group with any of its subsidiaries, the “Company”), to attract new personnel and to encourage such personnel to secure or increase on reasonable terms their equity participation in the Corporation through the ownership of its common shares (the “Common Stock”). The Board of Directors of the Corporation (the “Board”) believes that the granting of options (the “Options”) to purchase Common Stock upon the terms and subject to the conditions set forth in this Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. Options may be designated in whole or in part as (a) “incentive stock options”, within the meaning of Section 422(b) and successor provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) options which are not incentive stock options, as determined at the time of Option grant by the Board or any Committee of the Board constituted in accordance with Section 5 hereof (the “Committee”).

2.	Stock Option Agreements.

     Each Option granted under this Plan shall be evidenced by a Stock Option Agreement (an “Option Agreement”) between the Corporation and the recipient of such Option (a “Participant”) effective as of the date of grant. An Option Agreement may contain such terms and conditions, not inconsistent with the provisions of this Plan, as may be specified by the Board, the Committee or any officer of the Corporation pursuant to lawful delegation by the Board or Committee at the date of Option grant. The terms and conditions of Option Agreements need not be identical.

3.	Shares Subject to the Plan.

     An aggregate of 12,000,000 shares of the authorized and unissued shares of Common Stock have been reserved for issuance upon the exercise of Options granted under this Plan. The number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of Common Stock are purchased by the Corporation and set aside for issue upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the shares subject thereto shall become available for future grant of Options under the Plan.

4.	Administration.

     The Plan shall be administered in all respects by the Committee; provided, that if at any time the Committee shall not be duly constituted, the Board shall perform the duties and functions ascribed herein to the Committee. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan and its operation; to establish the terms and conditions of all Option Agreements; to determine the Participants to whom and the times and the prices at which Options shall be granted; to establish the periods during which Options may be exercised, in whole or in part, the number of shares of Common Stock to be subject to each Option, whether each Option shall be exercisable immediately or in installments and, if in installments, the time and amount of each installment; to determine whether each Option shall be in whole or in part an incentive stock option or an Option which is not an incentive stock option; and to make all other determinations necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the success of the Company and such other factors as the Committee, in its discretion, shall deem relevant. The Committee’s determination on all of the matters referred to in this Section 4 shall be conclusive and binding on each Participant.

5.	The Committee.

     The Committee shall consist of at least three individuals who may, but need not, be members of the Board and all of whom shall be “disinterested persons” within the meaning of Rule 16b-3(c)(2)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The Committee shall be appointed by the Board, which may at any time and from time to time remove any member of the Committee, with or without cause, appoint additional members of the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

6.	Eligibility.

     Options which are intended in whole or in part to qualify as incentive stock options may be granted only to key employees of the Company. Options which are not incentive stock options may be granted to any employees of the Company, independent contractors hired to perform services for the Company and members of the Board who are not employees of the Company, provided that options granted to such Board members shall be subject to such conditions and restrictions as shall be required to maintain the qualification of all members of the Committee as “disinterested persons” within the meaning of Section 5 hereof.

7.	Option Prices.

     A. The initial per share exercise price of any Option which is an incentive stock option shall not be less than the fair market value of a share of Common Stock on the date of Option grant; provided, however, that, in the case of a Participant who owns more than 10% of the total combined voting power of the Common Stock issued and outstanding at the date of grant of an Option intended to qualify as an incentive stock option, the initial per share exercise price shall at least 110% of the fair market value of the Common Stock.

     B. The initial per share exercise price of any Option which is not an incentive stock option shall be established by the Committee at the date of Option grant, but shall not be less than the par value of the underlying shares.

     C. For the purposes of this Plan, the fair market value of a share of Common Stock on any date shall be equal to (a) the closing sale price of a share of the Common Stock as published by a national securities exchange on which the shares of the Common Stock are traded on such date, or (b) if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or (c) if the shares of Common Stock are not listed on a national securities exchange on such date, the average of the bid and asked prices of such shares in the over the counter market, or (d) if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of Common Stock on such date as determined in good faith by the Committee in compliance with Section 422(b)(4) of the Code and the applicable regulations promulgated thereunder.

8.	Option Term.

     Options may be exercisable during such periods as the Committee, in its discretion, may determine at the date of grant; provided, that no Option shall be exercisable at any time beyond the tenth anniversary of the date of its grant or, in the case of an incentive stock option granted to a Participant who owns more than 10% of the total combined voting power of the Common Stock issued and outstanding at the date of grant, at any time after the fifth anniversary of the date of grant.

9.	Limitation on Amount of Incentive Stock Options Granted.

     The aggregate fair market value (determined at the date of grant) of the shares of Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Corporation) shall not exceed $100,000. To the extent that any Option which is intended to be an incentive stock option fails to satisfy the requirements of this Section, the Option shall be treated as an Option which is not an incentive stock option. This Section shall be applied by taking Options into account in the order in which they are granted.

10.	Exercise of Options.

     (a) Exercise. Options granted under this Plan shall become exercisable at such times and in such installments as the Committee shall determine at the time of Option grant. Except as otherwise specified in the related Option Agreement, each Option may be exercised either in whole or in part at any time or from time to time. An Option may be exercised only by a written notice of exercise, in such form as may be specified from time to time by the Committee, with respect to a specified number of shares of Common Stock.

     (b) Payment. Each notice of exercise shall be accompanied by payment and the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Committee, or, if so permitted by the Committee, (i) through the delivery of shares of Common Stock that have been outstanding for at least six months (unless the Committee approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Corporation of a promissory note of the person exercising the Award, payable on such terms as are specified by the Committee, (iii) through a broker-assisted exercise program acceptable to the Corporation, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Common Stock issued under an Option are part of an original issue of shares, the Option will require that at least so much of the exercise price as equals the par value of such shares be paid in a type of consideration that is lawful for the payment of par value under applicable law. The delivery of shares in payment of the exercise price under clause (a)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

11.	Transferability.

     Options shall not be assignable or transferable except by will and/or by the laws of descent and distribution, and while a Participant remains alive may not be exercised by any other person.

12.	Termination of Employment.

     A. Except as otherwise determined by the Committee, in the event a Participant leaves the employ or service of the Company for any reason other than death, retirement or disability (within the meaning of Section 22(e) of the Code), whether voluntarily or otherwise, each Option theretofore granted to the Participant which shall not have expired or otherwise been canceled shall, to the extent it is exercisable on the date of such termination of employment or service and to the extent it shall not have theretofore been exercised or become unexercisable, terminate upon the expiration of a period of 90 days after such termination of employment or service, or such earlier date as may be specified in the Option Agreement.

     B. In the event a Participant’s employment or service with the Company terminates by reason of the Participant’s death, each Option theretofore granted to the Participant which shall not have expired or otherwise been canceled shall, to the extent it is exercisable on the date of such termination of employment or service and to the extent it shall not have theretofore been exercised or become unexercisable, terminate upon the expiration of a period of one year after such termination of employment or service, or such earlier date as may be specified in the Option Agreement.

     C. In the event a Participant’s employment or service with the Company terminates by reason of the Participant’s retirement upon the attainment of normal retirement age, or by reason of disability (within the meaning of Section 22(e) of the Code), each Option theretofore granted to the Participant which shall not have expired or otherwise been canceled shall become immediately exercisable in full and shall, to the extent it shall not have theretofore been exercised or become unexercisable, terminate upon the expiration of a period of 90 days after such termination of employment or service, or such earlier date as may be specified in the Option Agreement.

     D. The Committee, in its discretion, may extend the period during which an Option held by any employee of or consultant to the Company may be exercised to such period, not to exceed three years following the termination of a Participant’s employment or service with the Company, as the Committee may determine to be appropriate in any particular instance.

13.	Adjustment of Number of Shares.

     A. In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Option and the number of shares of Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option shall be adjusted by adding to each share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, sale of assets, merger or consolidation, there shall be substituted for each share of Common Stock then subject to any Option and for each share of Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that, in the event of a merger or consolidation in which the Corporation is not the surviving corporation, or of a sale by the Corporation of all or substantially all of its assets to a corporation or other entity not controlled by the Corporation (within the meaning of Section 1563(a)(1) of the Code) immediately prior to such transaction, if the Board determines, in its discretion, that such change or exchange cannot be effected or would be inappropriate, each Option theretofore granted to a Participant which shall not have expired or otherwise been canceled shall become immediately exercisable in full and shall terminate upon the later to occur of (i) the expiration of 30 days following notice to the Participant by the Corporation of such merger, consolidation or sale, or (ii) the date of such merger, consolidation or sale.

     B. In the event that there shall be any change, other than those changes specified in this Section 13, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option and the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Option Agreement entered into in accordance with the provisions of the Plan.

     C. In the case of any substitution or adjustment in accordance with the provisions of this Section 13, the exercise price specified in each Option Agreement for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 13. No adjustment or substitution provided for in this Section 13 shall require the Corporation to issue any fractional shares of capital stock.

14.	Purchase for Investment and Waivers.

     A. Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, such Participant shall, as a condition of the Corporation’s obligation to issue such shares, be required to give a representation in writing that such shares are being acquired for the sole account of the Participant, as an investment and not with a view to, or for sale in connection with, the distribution thereof in whole or in part.

     B. In the event of the death of a Participant, an additional condition for the exercise of any Option shall be the delivery to the Corporation of such tax waivers and other documents as the Committee shall determine.

     C. Each Participant shall be required, as a condition of exercising any Option which is not an incentive stock option, to make such arrangements with the Corporation with respect to income tax withholding as the Committee shall determine.

15.	Amendment of Plan.

     The Board may at any time make such modifications of the Plan as it shall deem advisable; provided, however, that (i) any provisions relating to the receipt of Options by members of the Board who are not employees of the Company, the exercise price and terms and conditions of the exercise thereof may not be amended more than once in any period of six months, except as may be required to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, and (ii) the Board may not without further approval of shareholders representing a majority of the voting power present in person or by proxy at any special or annual meeting of shareholders increase the number of shares of Common Stock as to which Options may be granted under the Plan (as adjusted in accordance with the provisions of Section 13 hereof), or change the class of persons eligible to participate in the Plan or change the manner of determining the option prices which would result in a decrease in the option price, or extend the period during which an Option may be granted or exercised. Except as otherwise provided in Section 16 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affect the rights of such Participant under such Option.

16.	Expiration and Termination of the Plan.

     The Plan shall terminate on July 31, 2003 or at such earlier date as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the date of termination shall remain in effect until such Option shall have been exercised or shall have expired in accordance with the terms of the Option Agreement.

17.	Options Granted in Connection with Acquisitions.

     In the event that the Committee determines that, in connection with the acquisition by the Corporation of another corporation which shall become a subsidiary of the Corporation (such corporation being hereinafter referred to as an “Acquired Subsidiary”), Options may be granted under the Plan to employees of an Acquired Subsidiary in exchange for then outstanding options to purchase securities of the Acquired Subsidiary, such Options may be granted at such exercise prices and upon such other terms and conditions not inconsistent with the Plan, or the requirement set forth in Section 15 hereof that certain amendments to the Plan must be approved by the shareholders of the Corporation, as the Committee, in its discretion, shall deem appropriate at the time of the grant of such Options.